Hogan Lovells (Paris) LLP 6 avenue Kléber 75116 Paris T +33 1 53 67 47 47 F +33 1 53 67 47 48 www.hoganlovells.com Avocats à la Cour Toque No: J033

28 October 2011
Flamel Technologies S.A. Parc Club du Moulin à Vent 33, avenue du Docteur Georges Lévy 69693 Vénissieux France

Ladies and Gentlemen:

We are acting as counsel to Flamel Technologies S.A., a stock corporation (société anonyme) organized under the laws of the Republic of France (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the proposed offering of up to 3,350,000 ordinary shares of the Company (the “Shares”), nominal value 0.122 euros per share, which may be issued under (i) the Company’s 2007 and 2010 Stock Option Plans (plans d’options de souscription d’actions), (ii) the Company’s 2007, 2008, 2009 and 2010 Free Share Plans (plans d’attribution d’actions gratuites) and (iii) the Company’s 2008, 2009, 2010 and 2011 Warrant Plans (plans de bons de souscription d’actions) ((i), (ii) and (iii) collectively, the “Plans”) authorized by the Company’s shareholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic originals of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the Republic of France. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “the laws of the Republic of France” includes the applicable laws and regulations of the Republic of France as in effect on the date hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plans and (iii) receipt by the Company of the consideration for the Shares specified in the applicable authorizations of the shareholders of the Company and the Plans, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells (Paris) LLP is a limited liability partnership registered in England and Wales with registered number OC353350 and is regulated by the Solicitors Regulation Authority of England and Wales.  Registered office: Atlantic House, Holborn Viaduct, London EC1A 2FG.  Hogan Lovells (Paris) LLP is an affiliated business of Hogan Lovells International LLP, a limited liability partnership registered in England and Wales.  The word "partner" is used to refer to a member of Hogan Lovells International LLP, or an employee or consultant with equivalent standing and qualifications, and to a partner, member, employee or consultant in any of its affiliated businesses who has equivalent standing.

Hogan Lovells refers to the international legal practice comprising Hogan Lovells International LLP, Hogan Lovells US LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in:  Abu Dhabi   Alicante   Amsterdam   Baltimore   Beijing   Berlin   Boulder   Brussels   Caracas   Chicago   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid
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This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Hogan Lovells (Paris) LLP

/s/ Hogan Lovells (Paris) LLP